EXHIBIT 10

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of the 7th day of July, 2008, by and between Tidewater Inc., a Delaware corporation (the “Company”), and J. Keith Lousteau (the “Consultant”).

RECITALS

WHEREAS, the Consultant and the Company entered into a Retirement Agreement on April 24, 2008 (the “Retirement Agreement”), and the parties agreed therein to enter into a consulting agreement;

WHEREAS, the Consultant is willing to be available to provide certain consulting and business services to the Company on the terms and subject to the conditions contained herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Engagement. The Company hereby engages the Consultant and the Consultant hereby accepts engagement as a consultant to the Company in accordance with the terms of this Agreement.

2. Term. The term of this Agreement (the “Term”) shall commence as of the “Retirement Date” as defined in the Retirement Agreement and shall continue for two years thereafter, at which time the Company may opt to extend the Term for an additional two years by giving 60 days prior written notice to Consultant.

3. Scope of Services and Duties. During the Term, the Consultant agrees to be reasonably available, either in person or by telephone, to consult, advise and assist in connection with such matters as the Company may request and as are within his area of expertise and prior experience, including, without limitation, financial reporting, accounting, tax, treasury, strategic planning, evaluation of transactions and finance. The Consultant agrees to devote such time as is reasonably necessary to effectively assist Company with regard to these matters, which the parties agree shall not be less than 16 hours per calendar month for the duration of the Term.

4. Consulting Fees; Expenses; Commissions. In consideration for the Consultant’s performance of the services hereunder, the Company shall pay Consultant an hourly fee of $200, which amount will be increased to $250 per hour if the Company exercises its option to extend the Term (the “Fee”). The accrued Fee shall be payable monthly on the last business day of each month. During the Term, the Consultant shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by the Consultant in performing services hereunder, provided that such expenses are incurred hereunder and accounted for in accordance with the policies and procedures established by the Company.

5. Company Provided Items. During the term of this Agreement the Company shall furnish Consultant with a blackberry (or comparable device), cell phone, laptop computer and a company email address, with appropriate linkage to the Company’s communication or intranet network, with any charges incurred by Consultant related to such items to be paid or reimbursed by the Company to the extent used for Company business.

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6. Independent Contractor. It is the intention of the parties to establish an independent contractor relationship, and not an employer-employee relationship, partnership or joint venture. The Consultant shall not be deemed employed by the Company for purposes of any federal or state withholding taxes, and the Company shall not be responsible or required to withhold or pay any such taxes for or on behalf of the Consultant. Unless otherwise specifically agreed upon in writing, the Consultant shall not have any authority to act as the Company’s agent for any purposes, or to otherwise incur any liability or obligation in the name or on behalf of the Company.

7. Nondisclosure; Non-Solicitation; Non-Competition; Compliance with Company Insider Trading Policy. The actions and conduct of the Consultant under this Agreement are governed by Article III of the Retirement Agreement, and a breach thereof by the Consultant shall likewise be considered a breach of this Agreement. The Consultant further agrees that during the term hereof, he will comply with the Company’s insider trading policy to the extent relevant to his activities, including refraining from trading on the Company’s securities while he is in possession of material nonpublic information.

8. Integrated Agreement; Amendments. Subject to the provisions of the Retirement Agreement that are incorporated by reference herein, this Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties. This Agreement may be amended or modified at any time in all respects, but only by an instrument in writing executed by the parties.

9. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (irrespective of its choice of law principles).

10. Successors. This Agreement shall be binding and inure to the benefit of the Company and to each of its successors and assigns. The Consultant shall have no right to assign this Agreement and any attempt to do so shall result in a termination of this Agreement.

11. Other Assistance to Tidewater. During the Term, the Consultant agrees, in response to reasonable requests from the Company, to cooperate fully and assist the Company in any matter in which the Consultant has been involved during the course of employment or as to which the Consultant has knowledge as a result of his previous employment. Such assistance shall include providing information, preparing documents, submitting to depositions or interviews, providing testimony, and general cooperation to assist the Company in the ongoing management or explanation of any matter (consistent with the preservation of any applicable privileges as deemed necessary or appropriate by the holder of the privilege) in which the Consultant has been involved or as to which the Consultant may have knowledge as a result of his employment with Tidewater. The Company will reimburse any expenses the Consultant reasonably incurs during the Term in providing such assistance in accordance with

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the policies and procedures established by the Company and will compensate the Consultant for his time at the hourly rate set forth in Section 4. Nothing in this or any other Section of this Consulting Agreement shall supercede or limit the Consultant’s right to indemnity as it existed during the time of his employment by the Company, including any right to advancement of legal fees and expenses, as are provided to the Consultant pursuant to the Company’s certificate of incorporation and bylaws, and under the Delaware General Corporation Law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TIDEWATER INC.

By:	/s/ Dean Taylor
Name: Title:	Dean Taylor CEO

/s/ J. Keith Lousteau
J. Keith Lousteau

Address

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